JOHN HANCOCK CAPITAL SERIES
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

     Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Capital Series (the "Trust") and John Hancock Broker Distribution Services, Inc. (now known as John Hancock Funds, Inc.), please be advised that the Trust has established two new series of its shares, namely, John Hancock Independence Equity Fund and John Hancock Utilities Fund (the "Funds"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

     Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.                             JOHN HANCOCK CAPITAL SERIES



By:  /s/Edward J. Boudreau, Jr.                      By: /s/Anne C. Hodsdon
     ----------------------------                        -----------------------
     Chairman, President & CEO                           President

Dated:  August 30, 1996